Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                     Three Months Ended
                                                ----------------------------
                                                   March 29,       March 30,
                                                        1997            1996
    ------------------------------------------------------------------------
    Computation of Fully Diluted Earnings per
      Share:

    Income:
      Net income                                $ 52,058,000    $ 41,023,000

      Add: Convertible debenture
           interest, net of tax                    4,959,000       6,836,000
                                                ------------    ------------
      Income applicable to common stock
        assuming full dilution (a)              $ 57,017,000    $ 47,859,000
                                                ------------    ------------
    Shares:
      Weighted average shares outstanding        150,069,864     133,635,211

      Add: Shares issuable from assumed
           conversion of convertible
           debentures                             23,819,810      39,251,282

           Shares issuable from assumed
           exercise of options (as
           determined by the application
           of the treasury stock method)           2,035,030       2,577,058
                                                ------------    ------------
      Weighted average shares outstanding,
        as adjusted (b)                          175,924,704     175,463,551
                                                ------------    ------------
    Fully Diluted Earnings per Share (a) / (b)  $        .32    $        .27
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